Exhibit 99.2

EXCERPT FROM PRIMORIS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – REVISED ONLY TO REFLECT CHANGE IN REPORTABLE OPERATING SEGMENTS

Results of Operations

Overview

Overall Results

The following table sets forth Primoris’s overall results of operations for the years ended December 31, 2007, 2006 and 2005:

	Year Ended December 31,
	2007		2006		2005
	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
	(Dollars in Thousands)
Revenue	$547,666	100.0%	$439,405	100.0%	$362,485	100.0%
Gross profit	59,352	10.8%	39,950	9.1%	25,146	6.9%
Selling, general and administrative expenses	29,517	5.4%	26,769	6.1%	21,226	5.9%
Operating income	29,835	5.4%	13,181	3.0%	3,920	1.1%
Other (expense) income	(1,853)	(0.3%	1,244	0.3%	—	—%
Provision for income taxes	(848)	(0.2)%	(1,197)	(0.2)%	(18)	—%
Income from continuing operations	27,134	5.0%	13,228	3.0%	3,902	1.1%
(Loss) income on discontinued operations	—	—%	(28)	—%	1,519	0.5%
Net income	$27,134	5.0%	$13,200	3.0%	$5,421	1.5%

Revenue by Segment

Primoris operates in two reportable segments: Construction Services and Engineering. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in note 2 to the notes to Primoris’s consolidated financial statements for the year ended December 31, 2007. Primoris evaluates performance based on gross profit before allocations of selling, general and administrative expenses, other income and expense items and income taxes. Primoris accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. Primoris’s Construction Services segment is an accumulation of several strategic business units that offer construction services.  The Engineering segment is a separate business unit that provides engineering services. The following table sets forth Primoris’s revenue by segment for the years ended December 31, 2007, 2006 and 2005:

	Year Ended December 31,
	2007		2006		2005
Segment	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
	(Dollars in Thousands)
Construction Services	$470,366	85.9%	$399,672	91.0%	$336,471	92.8%
Engineering	77,300	14.1	39,733	9.0	26,014	7.2
Total	$547,666	100.0%	$439,405	100.0%	$362,485	100.0%

Geographic Areas Financial Information

The following table sets forth Primoris’s revenues from external customers attributable to its operations in the countries identified below for the years ended December 31, 2007, 2006 and 2005, and the total assets located in those countries for the years ended December 31, 2007 and 2006 Primoris’s revenue from operations in the United States and Ecuador are related to projects primarily in those countries. Primoris’s revenue from operations in Canada are primarily derived from our office in Calgary, Canada, but may relate to specific projects in other countries.

	External Revenue						Total Assets
	Year Ended December 31,						At December 31,
	2007		2006		2005		2007	2006
Country	Revenue	%	Revenue	%	Revenue	%
	(Dollars in Thousands)
United States	$521,663	95.3%	$411,095	93.6%	$354,929	97.9%	$203,047	$148,116
Canada	20,961	3.8	18,911	4.3	1,714	0.5	14,818	11,077
Ecuador	5,042	0.9	9,399	2.1	5,842	1.6	3,108	3,116
Total	$547,666	100.0%	$439,405	100.0%	$362,485	100.0%	$220,973	$162,309

Primoris’s strategy is to limit its dependence on any one aspect of the construction business by providing construction and service agreements not only for the pipeline construction business, but also related markets including construction and maintenance services for power plants, petrochemical facilities and refineries.

The trend of increased revenue and earnings from 2005 to 2007 is a direct result of this strategy of diversification. While revenue and profit of specific operating units may vary from year-to-year, Primoris’s overall trend in the last three years has been positive. Management believes that the positive trend in revenue and earnings should continue in 2008.

Seasonality and Cyclicality

Our results of operations can be subject to seasonal variations. During the winter months, weather can impact our ability to work off backlog. In addition, demand for new projects is generally lower during the winter months due to reduced construction activity based on weather concerns. As a result, we generally experience higher revenues and earnings in the third and fourth quarters of the year than in the first two quarters.

Additionally, business in the construction industry is cyclical. We depend in part on spending by companies in the energy, and oil and gas industries, as well as on water and wastewater customers that are primarily municipalities. As a result, our volume of business may be adversely affected by general declines in new projects from the energy sector or water and wastewater sector. Our volume of business may also be adversely affected by the size and timing of budgetary constraints of our customers. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Continuing Operations

Revenue

The year-to-year comparison of revenue by segment is as follows:

	Year Ended December 31,
					Increase
	2007		2006		(Decrease)	Percent
Segment	Revenue	%	Revenue	%
	(Dollars in Thousands)
Construction Services	$470,366	85.9%	$399,672	91.0%	$70,694	17.7%
Engineering	77,300	14.1	39,733	9.0	37,567	94.6%
Total	$547,666	100.0%	$439,405	100.0%	$108,261	24.6%

The increase in the construction services segment revenue primarily was as a result of an increase in new projects for the power sector and significant expansion in the overall refining industry. The increase was partially offset by a planned decrease in the number of new water and sewer projects. Primoris has made the decision to limit its construction of water and sewer projects to a highly selective few projects due to the lower profitability of water and sewer projects as compared to other underground projects.

Construction services revenue was low in 2006 due in part to clients being delayed obtaining project permits, and postponement of certain projects in California.

Engineering segment revenue increased primarily as a result of significant expansion in the refining and energy sector and entering into a service agreement with a major client. While the service agreement is cancellable by either party on thirty days notice, the history of these agreements and the expectation of management is that Primoris will continue to service this major client for at least the years of 2008 and 2009.

Gross Profit

A year-to-year comparison of gross profit by segment and gross profit as a percentage of segment revenue is as follows:

	Year Ended December 31,
	2007		2006
Segment	Gross Profit	% of Revenue	Gross Profit	% of Revenue
	(Dollars in Thousands)
Construction Services	$51,593	11.0%	$33,922	8.5%
Engineering	7,759	10.0%	6,028	15.2%
Total	$59,352	10.8%	$39,950	9.1%

Underground segment gross profit increased primarily as a result of a shift in project backlog from fixed fee water and sewer projects to a broader mix of underground projects, with improved execution of those projects resulting in higher overall gross margins..

Industrial segment gross profit decreased as a percentage of revenue but increased in dollar terms because of an increase in cost-plus work for the refining industry, which typically has lower gross margins.

Engineering segment gross profit increased primarily as a result of an increase in volume in the refining sector, and a significant joint project which was entered into by both the Engineering segment and the Industrial segment. Gross profit as a percentage of revenue decreased due to a recognition of a loss of approximately $970,000 on a project in Canada in early 2007.

Gross profit as a percentage of revenue increased as a result of an increase in demand for our services, which allowed for improved pricing on projects.

Selling, General and Administrative Expenses

Selling and general and administrative expenses as a percentage of revenue decreased to 5.4% for 2007 as compared to 6.1% for 2006. The increase in selling, general and administrative expenses of $2,748,000, or 12.4%, to $29,517,000 for 2007 compared to $26,769,000 for 2006 is principally due to an increase in payroll related expenses of $2,077,000 required to meet revenue growth. The decrease in selling, general and administrative expenses as a percentage of revenue is due to the achievement of certain efficiencies as a result of increased volume, as certain selling, general and administrative expenses, including some accounting, administrative and management expenses, are fixed and do not increase proportionally with expanded volume.

Operating Income

The $16,654,000, or 126.3%, increase in operating income to $29,835,000 for 2007 compared to $13,181,000 for 2006 was due primarily to a rise in revenue and in gross profit. The increase in operating income was partially offset by the increase in selling, general and administrative expenses.

Other (Expense) Income

The non-operating income and expense items for 2007 and 2006 are set forth below:

	Years Ended December 31,
	2007	2006
	(In Thousands)
Equity income (loss) from non-consolidated joint ventures	$(1,359)	$1,800
Foreign exchange gain (loss)	(471)	168
Interest income	1,750	595
Interest expense	(1,773)	(1,319)
Total other (expense) income	$(1,853)	$1,244

Equity income (loss) from non-consolidated joint ventures for 2006 consisted of the 49% share in the profits of ARB Arendal, a joint venture project in Monterrey, Mexico. In 2007, Primoris made the decision to record an other than temporary impairment of its investment in ARB Arendal of $3,588,000, because of a client dispute with an uncertain outcome. Primoris’s carrying value in ARB Arendal is zero after recognizing the impairment. The impairment loss was partially offset by $2,229,000 of profit Primoris recognized in 2007 from the OMPP joint venture, an energy plant construction project in California which is anticipated to be completed in 2009. Management’s strategy has been to limit its participation in joint ventures and the expectation is that Primoris will participate only selectively in joint ventures in the future.

Foreign exchange (loss) in 2007 reflects a currency exchange loss due to a devaluation of the U.S. dollar compared to the Canadian dollar. Our contracts in Calgary, Canada are sold based on U.S. dollars, but a portion of the work is paid for with Canadian dollars, which can create a currency exchange difference. Primoris has started hedging its currency on these contracts to moderate any gains or losses beginning January 1, 2008.

Interest income increased in 2007 compared to 2006 due to higher average cash balances in 2007, which in turn resulted from higher revenue and profits of Primoris. Future interest income is dependent on interest rates and Primoris’s cash balances. While Primoris anticipates maintaining significant cash balances, acquisitions and other opportunities may reduce cash-on-hand. In addition, the volatility of interest rates limits management’s ability to predict trends in interest income.

Interest expense increased in 2007 compared to 2006 due to the financing of newly purchased equipment and the increase in long-term debt. Primoris expects to continue to finance equipment acquisitions with increases in long-term debt.

Provision for Income Taxes

Provision for income taxes for 2007 decreased $349,000 to $848,000 compared to a provision for income taxes of $1,197,000 for 2006. For United States federal income tax purposes, Primoris was taxed under Sub-Chapter S of the IRC and, accordingly, any United States federal income tax obligation was the personal liability of the stockholders. The 2007 provision for income taxes is principally the result of Canadian taxable income. The decrease in the provision for income taxes in 2007 for Primoris compared to 2006 is due to a lower Canadian taxable income.

If the anticipated merger with Rhapsody is consummated (as described elsewhere in this prospectus/proxy statement), the combined company will be taxed for federal income tax purposes under Subchapter C of the IRC. The income of a C corporation is taxed, whereas the income of an S corporation (with a few exceptions) is not taxed under the federal income tax laws. In addition Primoris will also be subject to state income tax in the jurisdictions in which it does business, including California. Accordingly management anticipates that in future years, Primoris could have a combined federal and state income tax expense approximating 40% of income before income taxes.

Net Income

Due principally to the increase in revenue and the improvement in gross profit as a percentage of revenue, net income for 2007 increased $13,934,000, or 105.6%, to $27,134,000 compared to $13,200,000 for 2006.

Discontinued Operations

During September 2004, Primoris decided to cease all operations in Chile. Related assets, liabilities, revenues and expenses were insignificant at and for the years ended December 31, 2007 and 2006. The fixed assets, consisting mainly of construction equipment, were sold locally or repatriated in 2006. In 2006, Primoris recorded a loss on discontinued operations of $28,000, relating to the operations of ARB in Chile. Primoris had no discontinued operations in 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Continuing Operations

Revenue

The year-to-year comparison of revenue by segment is as follows:

	Year Ended December 31,
					Increase	%
	2006		2005		(Decrease)	Change
Segment	Revenue	%	Revenue	%
	(Dollars in Thousands)
Construction Services	$399,672	91.0%	$336,471	92.8%	$63,201	18.8%
Engineering	39,733	9.0	26,014	7.2	13,719	52.7%
Total	$439,405	100.0%	$362,485	100.0%	$76,920	21.2%

Construction services segment revenue increased primarily as a result of a substantial project in the San Diego area that was completed in the second quarter 2007 and an increase in parking structure activity in the California university system and the increase of water infrastructure investment by various municipalities in Florida, partially offset by a decrease because of the delay in obtaining project permits, and postponement of certain projects in California.

Engineering segment revenue increased primarily as a result of Primoris’s acquisition of Born Heaters Canada on October 1, 2005.

Gross Profit

A year-to-year comparison of gross profit by segment and gross profit as a percentage of segment revenue is as follows:

	Year Ended December 31,
	2006		2005
Segment	Gross Profit	% of Revenue	Gross Profit	% of Revenue
	(In Thousands)
Construction services	$33,922	8.5%	$23,569	7.0%
Engineering	6,028	15.2%	1,577	6.1%
Total	$39,950	9.1%	$25,146	6.9%

Construction services segment gross profit was boosted by an increase in activity in the San Diego, California area and additional activity in the refining and electrical power sectors.

Gross profit as a percentage of revenue increased due to improved cost control on projects executed in 2006 over 2005 and an increase in unit price work and an increase in demand for our services which allowed for improved pricing on projects.

Unit price work is based on a price per unit of work performed, such as a price per foot of boring completed or a price per foot of pipe installed.

Engineering segment gross profit increased primarily as a result of the addition of Born Heaters Canada. Gross profit as a percentage of revenue increased due to the execution of several higher margin projects resulting from the acquisition of Born Heaters Canada.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of revenue were 6.1% for 2006 and 5.9% for 2005. The increase in selling, general and administrative expenses by $5,543,000 to $26,769,000 for 2006 compared to $21,226,000 for 2005 is principally due to a $3,123,000 increase in payroll related expenses required to meet revenue growth.

Operating Income

Operating income increased $9,261,000, or 236.3%, to $13,181,000 for 2006 compared to $3,920,000 for 2005 due to the increase in revenue and the increase in gross profit. The increase in operating income was partially offset by a rise in selling, general and administrative expenses.

Non-Operating Items

The non-operating items for the years ended December 31, 2006 and 2005 are set forth below:

	Year Ended December 31,
	2006	2005
	(In Thousands)
Other (expense) income:
Equity income (loss) from non-consolidated joint ventures	$1,800	$789
Foreign exchange gain (loss)	168	—
Interest income	595	208
Interest expense	(1,319)	(997)
Total other (expense) income	$1,244	$—

Equity income (loss) from non-consolidated joint ventures for 2006 and 2005 consisted of the 49% share in the profits of ARB Arendal.

Foreign exchange gain in 2006 reflects a currency exchange gain relating to our operations in Calgary, Canada.

Interest income increased in 2006 compared to 2005 due to higher average cash balances in 2005 resulting from higher revenue and profits of Primoris.

Interest expense increased in 2006 compared to 2005 due to an increase in long-term debt.

Provision for Income Taxes

The provision for income taxes for 2006 increased by $1,179,000 to $1,197,000 compared to a provision for income taxes of $18,000 in 2005. For United States federal income tax purposes, Primoris was taxed under Sub-Chapter S of the IRC and, accordingly, any United States federal income tax obligation was the personal liability of the stockholders. The tax liability in 2006 represented primarily Canadian income taxes. The increase in the provision for income taxes in 2006 compared to 2005 is primarily a result of the Born Heaters Canada acquisition and the ensuing Canadian taxes.

Net Income

Due principally to an increase in revenue, there was an improvement in gross profit as a percentage of revenue and equity income from non-consolidated joint ventures. Net income for 2006 increased $7,779,000, or 143.5%, to $13,200,000 compared to $5,421,000 for 2005.

Discontinued Operations

As noted above, assets, liabilities, revenues and expenses relating to Primoris’s discontinued operations in Chile were insignificant at and for the year ended December 31, 2006, and the fixed assets, consisting mainly of construction equipment, were sold locally or repatriated in 2006. During 2006, Primoris recorded a loss on discontinued operations of $28,000, relating to the operations of ARB in Chile. During 2005, ARB Chile prevailed in a legal action against a customer in Chile, resulting in a substantial payment included in the gain on discontinued operations for 2005 of $ 1,519,000.

Liquidity and Capital Resources

Results and Financial Position

Working capital at December 31, 2007, increased $5,231,000, or 11.3%, to $51,470,000 from $46,239,000 at December 31, 2006. The increase in working capital was primarily driven by a $49,851,000 increase in cash and a $7,392,000 increase in accounts receivable, partially offset by a $14,963,000 increase in accounts payable and $26,512,000 of billings in excess of costs and estimated earnings.

Cash Flows

Consolidated cash flows increased by $53,640,000 to $49,851,000 for 2007 compared to a decrease in cash of $3,789,000 for 2006. Primoris ended 2007 with cash of $62,966,000 compared to a cash balance of $13,115,000 at the end of 2006. Cash generated by operating activities during 2007 totaled $67,684,000. Cash used in investing activities during 2007 was $591,000. Cash used for financing activities in 2007 totaled $18,424,000.

Operating Activities

Operating activities provided cash of $67,684,000 during 2007 compared to a $728,000 use of cash during 2006. Cash provided by operating activities for 2007 consisted principally of net income of $27,134,000 plus depreciation and amortization of $4,779,000, increases in billings in excess of costs of $26,512,000, accounts payable of $14,963,000, accrued expenses and other liabilities of $976,000, other long-term liabilities of $340,000, and a reduction in costs and estimated earnings in excess of billings of $3,402,000. Cash was partially offset by increases in restricted cash of $2,792,000, accounts receivable of $7,392,000, inventory and other current assets of $893,000, and other assets of $446,000. The primary drivers of the increase in operating cash flows in 2007 were the increase in net income, driven in large part by the increase in revenue and the increase in billings in excess of costs. The increases in net income and revenue are discussed in “Results of Operations” above. The increases in billings in excess of costs and the reduction in costs and estimated earnings in excess of billings are principally due to improved billing and collection procedures, the nature and type of projects and the general market environment.

The increase in accounts payable, accrued expenses accounts receivable, inventory and other assets are principally due to increased activity as demonstrated by the increase in revenue in 2007.

The increase in restricted cash is principally due to Primoris entering into power, water and wastewater contracts for larger dollar amounts in 2007, where Primoris’s customers agreed to pay the earned contract retention into escrow with our bank, in lieu of retaining the cash until the end of the project.

The increase in other long-term liabilities is due to the purchase of new construction equipment that was financed, and the re-financing of the long-term debt which increased working capital.

Investing Activities

Investing activities produced $591,000 of cash during 2007 and used $2,700,000 during 2006. Primoris purchased $2,185,000 of property and equipment in 2007 principally for its construction projects. Primoris believes the ownership of equipment is generally preferable to renting equipment on a project by project basis to ensure the equipment is available as needed. In addition, such ownership has historically resulted in lower equipment costs. Primoris attempts to enter into contracts for projects that will keep its equipment utilized in order to increase profit. All equipment is subject to scheduled maintenance to insure reliability. Major equipment not currently utilized is rented to third parties to reduce overall equipment costs. Primoris also received proceeds of $310,000 from the sale of used equipment in 2007. Primoris sells equipment typically to update its fleet. During 2007, $2,880,000 was received in non-consolidated equity distributions of capital from the OMPP, and $414,000 was paid for earn-out related to the Born Heaters Canada acquisition.

Financing Activities

Financing activities required the use of $18,424,000 of cash during 2007 compared to $361,000 during 2006. Significant transactions using cash flows from financing activities included:

•	$16,807,000 of cash distributions to stockholders;

•	$3,342,000 in repayment of long-term debt; and

•	Repurchase of $1,065,000 of common stock.

Significant transactions providing cash flows from financing activities included:

•	Proceeds from short-term borrowings of $1,221,000; and

•	Proceeds from the issuance of common stock of $1,569,000.

Capital Requirements

During 2007, the operations of Primoris provided $67,684,000 in cash. While this is a substantial cash inflow, $26,512,000 represented billings in excess of costs and estimated earnings, meaning that Primoris has received cash prior to performing the required work and, if there is a general reduction in the amount of work being performed by Primoris, Primoris may experience decreases in cash as Primoris uses the cash paid in advance to complete the work to be performed.

Pursuant to the proposed merger between Rhapsody and Primoris, Primoris intends to distribute $48,947,000 to its stockholders prior to the closing of the merger with Rhapsody. Upon the completion of the merger, the cash balance of approximately $41,000,000 held by Rhapsody, less any amounts paid to Rhapsody stockholders who exercise their conversion rights as described elsewhere in the proxy statement/prospectus, will be available to be included in the working capital of the combined company.

Primoris believes that it will be able to support its ongoing working capital needs through cash on hand, operating cash flows and the availability under its existing credit facilities. In March 2007, Primoris entered into a revolving line of credit agreement payable to a bank group with an interest rate of prime or at LIBOR plus an applicable margin. The revolving line is secured by substantially all the assets of Primoris. Under the line of credit agreement, Primoris can borrow up to $30,000,000 based on a set advanced rate on qualified collateral, and all amounts borrowed under the line of credit are due March 31, 2010.

The line of credit agreement contains substantial restrictive covenants, including, among other things, restrictions on investments, minimum working capital and tangible net worth requirements. Primoris was in compliance with all restrictive covenants during 2007.

Contractual Obligations

As of December 31, 2007, Primoris had $27,499,000 of outstanding long-term debt and an additional $1,221,000 in short-term borrowings. In addition, during 2007, Primoris entered into various operating leases for construction equipment and vehicles with an original value of $2,313,000.

A summary of contractual obligations as of December 31, 2007 is as follows:

	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Long-term debt	$27,499	$4,858	$9,764	$9,312	$3,565
Interest on long-term debt (1)	5,181	1,603	2,276	1,134	168
Equipment operating leases	14,779	4,420	7,195	3,103	61
Equipment operating leases – related parties	912	428	443	41	—
Real property leases	7,006	1,366	2,177	1,908	1,555
Real property leases – related parties	5,426	948	1,495	1,350	1,633
	$60,803	$13,623	$23,350	$16,848	$6,982
Stand-by letter of credit	$3,127	$2,311	$816

(1)
Represents interest payments to be made on Primoris’s fixed rate debt, which is described in note 12 to Primoris’s annual financial statements. All interest payments assume that principal payments are made as originally scheduled.

Primoris and its subsidiaries enter into agreements with banks for the banks to issue letters of credit to clients or potential clients for two separate purposes as follows:

(1)
Born Heaters Canada, a Primoris subsidiary, has entered into contracts for the performance of delivery of engineered equipment, which require letters of credit. These letters of credit may be drawn upon by the client in instances where Born fails to provide the contracted services or equipment. Most of these letters of credit are for Canadian exports, and are guaranteed for 90% by Economic Development Bank of Canada against “unfair” calling.

(2)
Insurance companies may from time to time require letters of credit to cover the risk of insurance deductible programs. These letters of credit can be drawn upon by the insurance company if Primoris fails to pay the deductible of certain insurance policies in case of a claim.

No liability is currently recorded on the consolidated balance sheets related to parental guarantees on behalf of its subsidiaries related to the outstanding letters of credit.

Off Balance Sheet Transactions

Other than letters of credit issued under our $30.0 million line of credit outlined in the table above, the equipment operating leases outlined in the table above, and our obligations under the surety and performance bonds described below, we do not have any other transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

In the ordinary course of our business, on some of our projects, we are required by our customers to post surety bid or completion bonds in connection with services that we provide to them. As of December 31, 2007, we had $427,500,000 in outstanding bonds as noted in note 13 to our financial statements.

Backlog

In the industries in which Primoris operates, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. Backlog is difficult to determine accurately and different companies within this industry may define backlog differently. Primoris refers to its estimated revenue on uncompleted contracts, including the amount of revenue on contracts on which work has not begun, minus the revenue Primoris has recognized under such “backlog.” Primoris calculates backlog differently for different types of contracts. For its fixed price contracts, Primoris includes the full remaining portion of the contract in its calculation of backlog. For unit-price, time-and-equipment, time-and-materials and cost-plus contracts, no projected revenue is included in the calculation of backlog, regardless of the durations of the contract.

Most contracts may be terminated by Primoris customers on short notice, typically 30 to 90 days, but sometimes less. Reductions in backlog due to cancellation by a customer or for other reasons could significantly reduce the revenue and profit Primoris actually receives from contracts in backlog. In the event of a project cancellation, Primoris may be reimbursed for certain costs but typically has no contractual right to the total revenues reflected in backlog. Projects may remain in backlog for extended periods of time. Given these factors and its method of calculating backlog, Primoris’s backlog at any point in time may not accurately represent the revenue that Primoris expects to realize during any period. Additionally, Primoris’s backlog as of the end of a year may not be indicative of the revenue Primoris expects to earn in the following year.

At December 31, 2007, Primoris’s total backlog increased $189,912,000, or 69.5%, to $463,121,000 from $273,209,000 at December 31, 2006. Primoris expects that approximately $364,580,000 or about 79%, of its existing total backlog at December 31, 2007, will be recognized as revenue during 2008.

The following table shows our backlog by operating segment as of December 31, 2007 and 2006:

	As of December 31,
	2007		2006
Segment	Backlog	%	Backlog	%
	(Dollars in Thousands)
Construction services	$352,946	76.2%	$230,224	84.3%
Engineering	110,175	23.8	42,985	15.7
Total	$463,121	100.0%	$273,209	100.0%

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Primoris is currently assessing the effect of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures.” This Statement defines fair value, establishes a framework for measuring fair value in GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for Primoris would be the year beginning January 1, 2008. Primoris is currently assessing the potential effect of SFAS No. 157 on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R replaces SFAS No. 141, “Business Combinations”, although it retains the fundamental requirement in SFAS No. 141 that the acquisition method of accounting be used for all business combinations. SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Primoris is currently assessing the potential effect of SFAS No. 141R on its financial statements.